                                                                     EXHIBIT 2.6

                     DEVELOPMENTAL COLLABORATION AGREEMENT

     This DEVELOPMENTAL COLLABORATION AGREEMENT ("Agreement"), dated as of July 8, 1998 is entered into by and between Baxter Healthcare Corporation, a Delaware corporation having a place of business at 1627 Lake Cook Road, Deerfield, Illinois 60015 ("Baxter") and UroGen Corp., a Delaware corporation having its principal place of business at 10835 Altman Row, Suite A, San Diego, California 92121 ("UroGen").

                                   RECITALS

     A. Baxter and UroGen have entered into that certain Asset Purchase Agreement dated as of February 28, 1998, as amended by that certain Amendment to Asset Purchase Agreement dated as of May 27, 1998, between Baxter and UroGen (as so amended, the "Asset Purchase Agreement") pursuant to which Baxter has agreed to sell the Mini-Ad Vector Technology (as that capitalized term is defined in the Asset Purchase Agreement) to UroGen as well as other property related to the research, development, manufacture, use and sale of Mini-Ad Vector Products (as that capitalized term is defined in the Asset Purchase Agreement).

     B. UroGen has appointed Baxter as its exclusive worldwide distributor of, and Baxter has agreed to distribute, products utilizing the Mini-Ad Vector Technology for the treatment of blood clotting disorders in humans relating to hemophilia A pursuant to the terms of that certain Distribution Agreement between Baxter and UroGen of even date herewith (the "Distribution Agreement")

     C. Baxter and UroGen wish to collaborate to develop products utilizing the Mini-Ad Vector Technology for the treatment of blood clotting disorders in humans relating to hemophilia A (such products are hereafter referred to, individually and collectively, as "Collaboration Product(s)"), subject to the terms and conditions of this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Baxter and UroGen hereby agree as follows:

     1.   DEFINITIONS.

     1.1 Terms Defined in Preamble and Recitals: As used herein, all capitalized terms defined in the Preamble and Recitals of this Agreement shall bear the meanings ascribed to such terms as set forth therein.

     1.2 Terms Defined in Asset Purchase Agreement: Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to such terms as set forth in the Asset Purchase Agreement.

     1.3 Other Terms: As used herein, the following capitalized terms shall have the following meanings:

     "Adjusted Interest(s)" means each of the UroGen Interest and the Baxter Interest, respectively, as adjusted pursuant to Section 3.5(c) of this Agreement.

     "Affiliate" of a Party shall mean any entity (i) which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, the Party or (ii) fifty percent (50%) or more of the voting capital stock (or in the case of an entity which is not a corporation, fifty percent (50%) or more of the equity interest) of which is beneficially owned or held by a Party or any of such Party's Subsidiaries. The term "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through the ownership of voting capital stock, by contract or otherwise.

     "Baxter Funding" means all funds advanced by Baxter to UroGen under the Credit Agreement during the Baxter Funding Period pursuant to Section 3.5(a) of this Agreement.

     "Baxter Funding Period" means the period beginning on the date of this Agreement through and including the date of the IND Milestone.

     "Baxter Interest" means [ * ]%.

     "Deadlock" means a deadlock of the Management Board on any matter coming before the Management Board for a vote.

     "Development Work" is defined in Section 3.1(a) of this Agreement.

     "Dispute" means any claim or controversy arising out of or relating to the execution, interpretation or performance of this Agreement (including the validity, scope and enforceability of the provisions contained in Section 27) and/or the Parties' legal obligations to each other.

     "Event of Insolvency" shall mean, with respect to any Party, that:

     (1) A receiver, conservator, custodian, liquidator or trustee of the Party or of all or any of the property of the Party, is appointed by court order and such order remains in effect for more than ninety (90) days; or an order for relief is entered under the federal bankruptcy laws with respect to the Party; or any of the material property of the Party is sequestered by court order and such order remains in effect for more than ninety (90) days; or a petition is filed against the Party under the bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within ninety (90) days after such filing;

     (2) The Party files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any petition against it under any such law; or

     (3) The Party makes an assignment for the benefit of its creditors or consents /to the appointment of a receiver, conservator, custodian, liquidator or trustee of the Party (or of all or any part of its property).

     "FDA" means the United States Food and Drug Administration.

     "Fully Loaded Cost" means, for either Party, such Party's cost of manufacturing, performing or acquiring any items or services, in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and, with respect to each Party, in accordance with such Party's normal accounting policies, all consistently applied, including any royalties payable by such Party in connection with manufacturing, performing or acquiring any items or services. Fully Loaded Cost shall not include general corporate allocations or other allocations which are not directly related to the manufacture, performance or acquisition of the item or service, however designated. In the event any item is acquired or any service is provided for a Party from or by an Affiliate of such Party, the cost of acquiring such items or services shall be deemed to mean such Affiliate's actual cost of manufacturing, performing or acquiring such items or services in accordance with the principles set forth in this definition of "Fully Loaded Cost." Current costs of developing any items or services shall be included in Fully Loaded Cost, but in no event shall any historic development costs which arise or accrue prior to the date of this Agreement be included in Fully Loaded Cost.

     "Funding" means the UroGen Funding and/or the Baxter Funding.

     "IND Budget" means the budget approved by the Management Board, as adjusted by the Management Board from time to time, for developing Collaboration Product(s) during the Baxter Funding Period.

     "IND Milestone" means the date on which the treatment of the first patient under an Initial New Drug Application for a Collaboration Product commences in a Phase I Clinical Trial.

     "Interest" means the Baxter Interest and/or the UroGen Interest, as the context requires.

     "Management Board" means the Management Board created pursuant to Section
3.2 hereof.

     "Mini-Ad Vector Technology" means (a) technology developed by Baxter and relating to adenoviral vectors for gene therapy which has been (i) licensed to UroGen pursuant to the Seller License Agreement and/or (ii) transferred to UroGen pursuant to the Asset Purchase Agreement and (b) any Intellectual
                                                ---
Property Rights developed, licensed or acquired by UroGen (and/or Affiliates of UroGen) relating to adenoviral vectors for gene therapy.

     "Milestones" means, collectively, the IND Milestone and the Qualifying Regulatory Approval Milestone.

     "Party" or "Parties" means, individually or collectively (as the context requires) UroGen and/or Baxter.

     "Qualifying Regulatory Approval" means Regulatory Approval in (i) the United States; or (ii) Japan; or (iii) in at least two of the following five European nations: France, Germany, Italy, Spain and the United Kingdom.

     "Qualifying Regulatory Approval Milestone" means the Qualifying Regulatory Approval of a Collaboration Product.

     "Regulatory Approval" means (i) in the United States, approval from the FDA and any other United States governmental authority (or agency or other political subdivision thereof) necessary for the right to market, sell or distribute the Collaboration Product(s), in the United States to the public at large, (ii) outside the United States, an analogous order by a non-United States governmental authority (or agency or other political subdivision thereof) necessary for the right to market, sell or distribute, and the right to be paid or reimbursed for, the Collaboration Product(s), in that country (other than the United States), to the public at large.

     "UroGen Funding" means all monetary contributions or payments by UroGen towards or on behalf of the Development Work required to be paid by UroGen under this Agreement during the UroGen Funding Period, other than any such funds expended by UroGen where the source of such funds is Baxter Funding.

     "UroGen Funding Period" means the period beginning on the first day following the date of the IND Milestone through and including the date of the Qualifying Regulatory Approval Milestone.

     "UroGen Interest" means [ * ]%.

     2. TERM OF AGREEMENT. The term of this Agreement (the "Term") shall expire on the earlier to occur of (a) a Qualifying Regulatory Approval or (b) either Baxter or UroGen giving the other Party hereto written notice of termination of the Term of the Agreement at least thirty (30) days prior to the effective date of termination (or, if an Event of Insolvency occurs after the delivery of the notice of termination, or has occurred and is continuing as of the date of the notice of termination, with respect to a non-terminating Party, the effective date of termination of the Term shall occur immediately as of the date of delivery of the terminating Party's notice of termination to the non-terminating Party).

     3.   DEVELOPMENT WORK.

     3.1  Responsibility for Development Work:

     (a)  During the Term, UroGen:

          i. shall be responsible for the overall Development Work (as that term is defined below); and

          ii. shall use at least commercially reasonable efforts to develop the Collaboration Product(s) and to achieve the Milestones, including but not limited to conducting any clinical trials and performing any regulatory work which it is required to perform (the "Development Work"), pursuant to the terms and conditions of this Agreement and subject to the direction of the Management Board.

     (b) Notwithstanding any provision of this Agreement to the contrary, for a period equal to the longer of the term of this Agreement or the term of the Distribution Agreement, UroGen shall not, in any form or manner, directly or indirectly, on its own behalf or in combination with others, anywhere in the world:

     (i)  develop, manufacture, market, sell, distribute, acquire or license; or

     (ii) provide services to (including, but not limited to consulting services), or become interested in (as a stockholder, joint venturer, partner, licensor, member, principal, agent, independent contractor, trustee, lender of money or in any other relation or capacity whatsoever, except as a holder of securities of a corporation whose securities are publicly traded, and then only to the extent of owning not more than two percent (2%) of any class or series of the issued and outstanding securities of such corporation), any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, trust or unincorporated association, or a government or any agency or political subdivision thereof, which develops, manufactures, markets, sells, distributes, acquires or licenses;

any products utilizing the Mini-Ad Vector Technology for the treatment of blood clotting disorders in humans except for the Collaboration Products.

     (c) It is understood and accepted that UroGen and Baxter have interests in other business ventures which may be in conflict with the activities of the Development Work and that nothing in this Agreement, subject to Section 3.1(b) above and the Distribution Agreement, shall limit the current or future business activities of UroGen or Baxter with respect to such activities, whether or not such activities are competitive with those of the Development Work or the other Party hereto.

     3.2  Management Board:

     (a)  Purpose and  Constitution.

          (i) The purpose of the Management Board will be to facilitate the overall relationship of the Parties under this Agreement and to manage the direction and implementation of the Development Work. The product components, biological elements, product confirmations, product design and product requirements for Collaboration Product(s) recommended by the Management Board shall not be deemed finalized until they are approved by UroGen. The Management Board shall meet from time to time as appropriate, but no less frequently than quarterly during each calendar year, alternating between the offices of the Parties, unless the Parties shall agree otherwise. The Management Board shall review and approve technical milestones, budgets, funding, reimbursement and resource allocations.

          (ii) Subject to Sections 27 and 8.2 below, the Management Board will consist of representatives from each of UroGen and Baxter, and each Party shall select not less than one (1) and up to three (3) representatives to serve as its designated members of the Management Board. Regardless of the number of representatives serving as designated members of the Management Board for each Party, each of Baxter and UroGen shall have one (1) vote on any issue presented to the Management Board for a vote.

          (iii)Subject to Sections 27 and 8.2 below, in the event that any member of the Management Board designated pursuant to Section 3.2(a)(ii) is unable to serve, or once having commenced to serve, is removed or withdraws from the Management Board (a "Withdrawing Member of the Management Board"), such Withdrawing Member of the Management Board's replacement (the "Substitute Member of the Management Board") on the Management Board will be designated by the Party which selected the Withdrawing Member of the Management Board; provided that, subject to Sections 27 and 8.2 below, a
                       --------
     member of the Management Board designated pursuant to Section 3.2(a)(ii) may only be removed by the Party entitled to designate such member of the Management Board pursuant to Section 3.2(a)(ii).

          (iv) In the event a Party chooses not to designate any member(s) of the Management Board, such membership(s) shall not otherwise be filled and the size of the Management Board shall be correspondingly reduced until such time as such Party elects to designate such member(s) in accordance with this Agreement.

          (v) The Parties agree that no action shall be taken at any meeting of the Management Board unless (aa) each member of the Management Board shall receive at least three (3) business days' notice of such meeting or shall waive such notice in writing and the unanimous consent of Baxter and UroGen is given approving such action at such meeting of the Management Board or
     (bb) a unanimous written consent of the Management Board authorizing such action is obtained prior to the taking of such action at such meeting of the Management Board.

     (b) Development Work Committees. To assist the Management Board in its work, the Management Board may, from time-to-time, at its sole discretion, create project committees, including Management Board and non-Management Board members (each, a "Development Work Committee"). Each Development Work Committee shall only have that authority specifically granted to it by the Management Board, and may not be granted any authority which exceeds that of the Management Board. A Development Work Committee may be created to oversee the Development Work or a specific aspect or the Development Work.

     (c) Voting. Except as provided in Section 3.2(d) below, all decisions of the Management Board shall be made by unanimous consent or unanimous written consent of Baxter and UroGen. In the event that a Party ceases to participate in the Development Work pursuant to Section 8.2, that Party's rights with respect to the management of the Development Work, representation on the Management Board, and right of approval of decisions of the Management Board shall cease.

     (d) Certain Material Transactions. The sale, pledge, hypothecation, license, transfer or other disposition of UroGen Intellectual Property (as that term is defined in Section 4 below) to any entity other than UroGen or Baxter, which would adversely affect the performance of UroGen's obligations or any of Baxter's rights under the Distribution Agreement or this Agreement, will require approval by Baxter before the Management Board and/or UroGen may authorize such transactions.

     (e) Confidential Information. At the request of UroGen, Baxter shall cause any of its officers, directors, employees, agents and representatives (other than the Hired Designated Employees, as that capitalized term is defined in the Asset Purchase Agreement) (the "Baxter Representatives") to whom UroGen Confidential Information (as that capitalized term is hereinafter defined) will be disclosed through their participation on the Management Board and/or the Development Work Committees, to execute an agreement (which is reasonably acceptable to Baxter and UroGen) containing substantially the same terms and conditions as are set forth in Sections 1 through 7, inclusive, of that certain Confidentiality and Non-Solicitation Agreement, dated as of September 17, 1997 (the "Confidentiality Agreement"), by and between Baxter and UroGen (attached hereto as Exhibit B) with respect to such UroGen Confidential Information. For
          ---------
the purposes of this Agreement, the term "UroGen Confidential Information" shall mean Confidential Information (as that capitalized term is defined in the Confidentiality Agreement) of UroGen which is disclosed by UroGen to any of the Baxter Representatives, in connection with their participation on the Management Board and/or the Development Work Committees, in a tangible form which is marked as "Confidential" at the time it is so delivered. Except as is set forth in this

Section 3.2(e), or as may otherwise be required by applicable law, Baxter and
--------------
the Baxter Representatives shall have no other obligations relating to any confidential information of UroGen and the Parties agree that the continuing obligations of each Party with respect to Confidential Information under the Confidentiality Agreement shall be limited to any such Confidential Information disclosed by a

Disclosing Party to a Receiving Party (as those capitalized terms are defined in the Confidentiality Agreement) prior to the date of this Agreement.

     3.3 Budget, Funding and Milestones: The technical milestones/benchmarks, budget and timetable for the Development Work will be submitted by UroGen to the Management Board for review and approval from time-to-time during the Development Work with the intent that the Parties move expeditiously and effectively toward development of the Collaboration Product(s) and the achievement of the Milestones. Notwithstanding anything contained in this Agreement to the contrary, however, from the date of this Agreement until achievement of the Qualifying Regulatory Approval Milestone, Baxter and UroGen will use at least commercially reasonable efforts to mutually agree in good faith on the milestones/benchmarks, budget and timetable for the Development Work.

     3.4 Delivery of Information: During the term of the Development Work, UroGen shall promptly deliver to Baxter all material data and information (and with respect to patentable Intellectual Property Rights, after establishing invention records and filing patent applications) developed pursuant to the Development Work relating to the Collaboration Product(s).

     3.5  Funding:

     (a) Baxter Funding. Subject to the terms and conditions set forth in this Agreement, Baxter will fund the Approved Expenses of UroGen with respect to the Development Work to be incurred during the Baxter Funding Period at UroGen's Fully Loaded Cost by making advances of such funds with respect to each three
(3) month period during the Baxter Funding Period pursuant to the Credit Agreement, which funding shall constitute "Baxter Funding", as follows:

     (i) UroGen shall, with respect to each three (3) month period during the Baxter Funding Period, deliver its request for funding for such three (3) month period to Baxter at least thirty (30) days in advance of the beginning of the applicable three (3) month period; and

     (ii) Subject to the terms and conditions set forth in this Agreement, Baxter will thereupon make advances under the Credit Agreement pursuant to UroGen's request for funding prior to the start of the applicable three (3) month period.

For the purposes of this Agreement, the term "Approved Expenses" shall mean those expenditures made or to be made by UroGen with respect to research, development and other activities which specifically relate to the Development Work and which are contemplated by, and fall within, the Development Work budgets approved by the Management Board for such three (3) month period less
                                                                         ----
any unexpended funds funded by either Baxter or UroGen as part of the Baxter Funding or the UroGen funding, respectively, for prior periods.

     (b) UroGen Funding. Subject to the terms and conditions set forth in this Agreement, UroGen will fund the Approved Expenses of UroGen with respect to the Development Work incurred during the UroGen Funding Period at UroGen's Fully Loaded Cost, which funding shall constitute "UroGen Funding".

     (c) Adjusted Interest. (i) From the date hereof through the end of the Baxter Funding Period, in the event that Baxter declines to pay any portion of its funding obligations under Section 3.5(a), for the purposes of determining Baxter's Adjusted Interest under this Agreement, the Baxter Interest will be adjusted (and UroGen's Adjusted Interest will be correspondingly adjusted) on an annual basis in arrears in proportion to its share of the total Funding pursuant to the following formula (provided, however, that in no event shall (aa) the
                          --------  -------
UroGen Adjusted Interest be less than [ * ]% nor more than [ * ]%, nor shall
(bb) the Baxter Adjusted Interest be less than [ * ]% nor more than [ * ]%):

          Baxter's Adjusted Interest = ((A / B) x C) x 100
          UroGen's Adjusted Interest = 100% - Baxter's Adjusted Interest

          where:

          A =  the dollar amount actually funded to UroGen by Baxter pursuant to
               Section 3.5(a) above through such calendar year;
          B = the aggregate Approved Expenses for Developmental Work during the Baxter Funding Period through such calendar year; and
          C =  the Baxter Interest, expressed as a decimal.

     In the event that UroGen does not request funding from Baxter for any calendar year during the Baxter Funding Period up to the level of the Approved Expenses for that calendar year, neither Baxter's Interest nor UroGen's Interest will be adjusted according to the preceding formula with respect to the difference between the level of the Approved Expenses for that calendar year and the amount of funding requested by UroGen for that calendar year. On the last day of the Baxter Funding Period Baxter's Adjusted Interest and UroGen's Adjusted Interest, each as adjusted by this
     Section 3.5(c)(i), shall be fixed until and unless Baxter's Adjusted Interest or UroGen's Adjusted Interest is adjusted pursuant to Section 3.5(c)(ii) below.

     (ii) From the first day of the UroGen Funding Period through the end of the UroGen Funding Period, in the event that UroGen declines to pay any portion of its funding obligations under Section 3.5(b), for the purposes of determining UroGen's Adjusted Interest under this Agreement, UroGen's Adjusted Interest (as adjusted pursuant to Section 3.5(c)(i) above) will be adjusted (and Baxter's Adjusted Interest will be correspondingly adjusted) on an annual basis in arrears in proportion to its share of the total Funding pursuant to the following formula (provided, however, that in
                                                      --------  -------
     no event shall (aa) the UroGen Adjusted Interest be less than [ * ]% nor more than [ * ]%, nor shall (bb) the Baxter Adjusted Interest be less than [ * ]% nor more than [ * ]%):

          UroGen's Adjusted Interest = ((A / B) x C) x 100
          Baxter's Adjusted Interest = 100% - UroGen's Adjusted Interest

          where:

          A = the dollar amount actually funded by UroGen pursuant to Section 3.5(b) above from the beginning of the UroGen Funding Period through such calendar year;

          B = the aggregate Approved Expenses for Developmental Work during the UroGen Funding Period through such calendar year; and

          C = the UroGen Adjusted Interest fixed as of the last day of the Baxter Funding Period pursuant to Section 3.5(c)(i) above, expressed as a decimal.

          On the earlier to occur of (i) the last day of the UroGen Funding Period or (ii) the date of termination of this Agreement, and thereafter, the Adjusted Interest of each Party for the purposes of calculating the Purchase Price Percentage under the Distribution Agreement shall be fixed at such Party's Adjusted Interest as of the earlier to occur of (i) the last day of the UroGen Funding Period or (ii) the date of termination of this Agreement.

     (iii) In the event that during the annual budget approval process for the Development Work by the Management Committee and/or UroGen, either Baxter or UroGen proposes to fund the Development Work in excess of the Development Work budgets approved by the Management Committee during the Baxter Funding Period ("Baxter Funding Period Excess Funding"), Baxter will have the first option (for a period of fifteen (15) days from the date the Baxter Funding Period Excess Funding is proposed) to elect to provide the Baxter Funding Period Excess Funding as part of the Baxter Funding pursuant to Section 3.5(a) above and, if Baxter elects not to exercise its option, UroGen will then have the option (for a period of fifteen (15) days from the date of expiration of Baxter's option) to elect to provide the Baxter Funding Period Excess Funding (which amount, if paid by UroGen, shall be treated as Approved Expenses for the purposes of the calculations in
     Section 3.5(a) above for the Baxter Funding Period). In the event that during the annual budget approval process for the Development Work by the Management Committee and/or UroGen, either Baxter or UroGen proposes to fund the Development Work in excess of the Development Work budgets approved by the Management Committee during the UroGen Funding Period ("UroGen Funding Period Excess Funding"), UroGen will have the first option (for a period of fifteen (15) days from the date the UroGen Funding Period Excess Funding is proposed) to elect to provide the UroGen Funding Period Excess Funding as part of the UroGen Funding pursuant to Section 3.5(b) above and, if UroGen elects not to exercise its option to provide the UroGen Funding Period Excess Funding, Baxter will then have the option (for a period of fifteen (15) days from the date of expiration of UroGen's option) to elect to provide the UroGen Funding Period Excess Funding (which amount, if paid by Baxter, shall be treated as Approved Expenses for the purposes of the calculations in Section 3.5(b) above for the UroGen Funding Period).

     (iv) Upon a Change of Control of UroGen, Baxter's obligation to provide any Baxter Funding under this Agreement or the Credit Agreement will terminate, Baxter's Adjusted Interest for the Baxter Funding Period under Sections 3.5(a) and 3.5(c)(i) will become fixed at its then current level as of the date of the Change of Control (subject to increase pursuant to Section 3.5(c)(ii)), the Baxter Funding Period will terminate, and the UroGen Funding Period will commence. For the purposes of this Agreement, the term "Change of Control" shall mean that a stockholder of UroGen (including any Affiliates of such stockholder), other than Baxter, shall Control fifty percent (50%) or more of the Total Voting Power (as that capitalized term is defined in the Investors' Agreement) at any time.

     (v) For purposes of illustration, an example of the operation of the formulae in Sections 3.5(c)(i) through 3.5(c)(iv) above is set forth in Exhibit A attached hereto.
     ---------

     (d) Costs of Management Board. Each Party shall bear its own expense with respect to participation on the Management Board and any Development Work Committees, including travel expenses for meetings, which costs will not be included in the Funding of either Party.

     (e) Limitation on Baxter Funding. Notwithstanding any provision of this Agreement to the contrary, Baxter shall not be obligated to fund more than one Collaboration Product at a time during the Baxter Funding Period and any refusal by Baxter to fund more than one Collaboration Product at a time during the Baxter Funding Period shall not constitute a breach of this Agreement, a termination of this Agreement by Baxter under Section 2, an election by Baxter to cease participation under Section 8.1, nor a failure by Baxter to advance any Baxter Funding.

     (f) Cessation of Funding. In the event that either Party fails to make any advances or payments with respect to their respective Funding obligations hereunder, such failure to Fund shall be deemed an election to cease participation pursuant to Section 8.1 hereof.

     3.6 Testing And Regulatory Expenses: All expenses incurred by UroGen in connection with any research, development, testing or Regulatory Approval whose primary function is other than developing the Collaboration Product(s) or achieving the Milestones, shall be borne solely by UroGen and shall not be considered reimbursable expenses or Funding covered by this Agreement.

     4.   OWNERSHIP OF COLLABORATION PRODUCT(S), PATENTS AND KNOW-HOW.   As
between Baxter and UroGen, subject to the Seller License Agreement UroGen shall own any and all (a) unpatented inventions, data, processes, compositions, techniques and other technical data and (b) material subject to protection as trade secrets or as patentable or copyrightable ideas, which UroGen or its employees, agents or representatives may conceive, invent or discover, either solely or jointly with another or others (including Baxter), during the Term of this Agreement in conjunction with the Development Work (collectively, together with the Intellectual Property Assets, the "UroGen Intellectual Property") and all Collaboration Product(s). Subject to the Seller License Agreement, Baxter shall not make any use of, or have any rights or interests in, any UroGen Intellectual Property or Collaboration Product(s) without the prior written approval of UroGen except as otherwise set forth in this Agreement, the Asset Purchase Agreement or the other Transaction Documents.

     5.   PROSECUTION OF PATENT RIGHTS.

     5.1 UroGen Patents: Subject to the Seller License Agreement and during the term of the Seller License Agreement and this Agreement, UroGen shall have the obligation to timely prepare, file, prosecute and maintain, at UroGen's direction and expense, all patents, and any applications, extensions, continuations, divisions, reissues and reexaminations thereof (collectively, "Patent(s)"), on UroGen Intellectual Property. Whenever possible, UroGen shall file internationally under the Patent Cooperation Treaty and/or the European Patent Convention in order to minimize expenses. At a minimum, UroGen shall prepare, file, prosecute and maintain all Patents on UroGen Intellectual Property in the United States, Canada, the member nations of the European Union, Japan, and in any other Baxter Region (as that capitalized term is defined in the Distribution Agreement) where UroGen has elected to obtain regulatory approval pursuant to Section 6.1(b) of the Distribution Agreement. The reasonable expenses of preparing, filing, prosecuting and maintaining Patents with respect to the UroGen Intellectual Property in the United States, Canada, the member nations of the European Union, Japan, in any other Baxter Region (as that capitalized term is defined in the Distribution Agreement) where UroGen has elected to obtain regulatory approval pursuant to Section 6.1(b) of the Distribution Agreement, and all other countries that are agreed to by Baxter and UroGen in writing, shall be Approved Expenses. If UroGen elects not to prepare, file, prosecute and/or maintain any Patent on UroGen Intellectual Property in any Baxter Region (as that capitalized term is defined in the Distribution Agreement) where UroGen has elected not to obtain regulatory approval pursuant to Section 6.1(b) of the Distribution Agreement and where Baxter has elected to assume regulatory responsibility (or to pay UroGen to obtain such regulatory approval) pursuant to Section 6.1(b) of the Distribution Agreement, upon Baxter's election to prepare, file, prosecute and/or maintain such Patent on UroGen Intellectual Property in that Baxter Region on behalf of UroGen: UroGen shall cooperate with and assist Baxter in preparing, filing, prosecuting and/or maintaining such Patent on UroGen Intellectual Property in that Baxter Region, including providing Baxter any and all information and documentation necessary in order for Baxter to prepare, file, prosecute and/or maintain such Patent on UroGen Intellectual Property in that Baxter Region on behalf of UroGen (any costs UroGen may incur in connection therewith shall be funded by Baxter as Baxter Funding Period Excess Funding or UroGen Funding Period Excess Funding, as applicable, pursuant to Section 3.5(c)(iii)). After assuming responsibility for preparing, filing, prosecuting and/or maintaining such Patent on UroGen Intellectual Property in that Baxter Region, Baxter may elect at any time to withdraw from such responsibility for such jurisdiction. Except as set forth in this Section 5.1, or unless such filings in other countries are agreed to by the Parties in writing, such other country filings shall not be made.

     5.2 Prior Art; Review And Comment: Each Party shall cooperate with the other to ensure that all prior art that is pertinent to the examination of any Patent on UroGen Intellectual Property is brought to the attention of the other Party. The Parties to this Agreement shall have the right to review and comment on substantive documents prepared in connection with the preparation, filing, prosecution and maintenance of any Patent on UroGen Intellectual Property prior to the filing of such papers; however, such review and comment shall be performed expeditiously so as not to negatively affect patent rights and shall be at each party's own cost and expense.

     5.3 Third Party Licenses and Product Clearances: UroGen shall be responsible for obtaining (at its cost and expense), and shall use at least commercially reasonable efforts to obtain: (a) licenses or sublicenses of any Intellectual Property Rights of third parties (other than Intellectual Property Rights relating to Factor VIII genes) which may be necessary or advisable to the prosecution of the Development Work and/or to fully exploit the Collaboration Products; and (b) product clearances with respect to Collaboration Products.

     6.   TRADEMARKS.

     6.1 Baxter Trademarks: UroGen shall not make any use of, or have any rights or interests in, any Baxter trademark except as otherwise permitted in the Transaction Documents without the prior written approval of Baxter.

     6.2  UroGen Trademarks:    Subject to the Seller License Agreement, Baxter
shall not make any use of, or have any rights or interests in, any UroGen trademark except as otherwise permitted in the Transaction Documents without the prior written approval of UroGen.

     7. USE OF CONSULTANTS. The Parties contemplate that from time to time during the term of this Agreement third party technical consultants may be employed by either Party in connection with the development of the Collaboration Product(s). Baxter's prior written consent to the utilization of specific consultants shall be required in the event that UroGen desires to retain a third party technical consultant for consultation relating to the treatment of blood clotting disorders in humans. The Parties agree that information designated as confidential by either Party may be disclosed by UroGen to such consultants provided that Baxter is given reasonable notice of the circumstances and nature of the intended disclosure and that the disclosure is limited to information necessary to enable the technical consultant to provide technical consulting services. The consultant will be required to sign an agreement with UroGen committing the consultant to protect such confidential information.

     8.   CESSATION OF DEVELOPMENT WORK.

     8.1 Cessation: Prior to the occurrence of the Qualifying Regulatory Approval Milestone, either Party may unilaterally cease all participation in all Development Work under this Agreement by thirty (30) days prior written notice of its election to cease participation to the other Party. In the event that a Party gives a notice of termination of the Agreement pursuant to Section 2(b) above, fails to make any advances or payments with respect to its Funding obligations (i.e., funds $0 with respect to its aggregate Funding obligations), or gives a notice of cessation of participation pursuant to this Section 8.1, the other Party (the "Remaining Party") shall have the right to proceed with the independent development of the Collaboration Product(s) at its own expense. In the event Baxter gives notice of termination to UroGen pursuant to this Section 8.1, effective as of the date of termination Baxter's obligations to provide Baxter Funding shall immediately terminate. In addition, in the event that the Seller License Agreement terminates without a concurrent transfer of the Intellectual Property Assets to UroGen pursuant to the terms and conditions of the Seller License Agreement and the Asset Purchase Agreement (the "License Termination Date"), Baxter's obligations to UroGen under this Agreement will automatically terminate without notice to UroGen or any third party effective on the License Termination Date, UroGen will be deemed to have elected to have unilaterally ceased all participation in all Development Work under this Agreement as of the License Termination Date, and Baxter will be deemed to be the "Remaining Party" as of the License Termination Date (but shall have no obligation with respect to the independent development of the Collaboration Product(s)). Upon any such cessation of participation in the Development Work:

     (a) If the Remaining Party is Baxter, then at Baxter's election by written notice to UroGen: (i) UroGen shall grant an exclusive royalty-free license to all rights, title and interest of UroGen with respect to the UroGen Intellectual Property and to the Collaboration Product(s), including the exclusive right to develop, make, use, market, sell and distribute such Collaboration Product(s), throughout the world in perpetuity; (ii) UroGen shall, at UroGen's cost, use at least commercially reasonable efforts to effect a transfer of UroGen's then existing technology (including know-how) to Baxter as may be, and to the extent, necessary for Baxter to make, use and sell the Collaboration Products within the Field of Distribution (as that capitalized term is defined in the Distribution Agreement); and (iii) UroGen shall cooperate with and assist Baxter in Baxter's regulatory efforts, including providing Baxter access to any and all information and documentation necessary in order for Baxter to assume regulatory responsibility, as may be necessary as a result of the license described in clause (i) above and the transfer of technology described in clause (ii) above (any costs UroGen may incur in such cooperation or assistance shall be borne by Baxter at UroGen's Fully Loaded Cost); or

     (b) If the Remaining Party is UroGen, then at UroGen's election by written notice to Baxter: (i) all ownership rights, marketing rights and licenses of Baxter to the Collaboration Product(s) developed or being developed under the Development Work (including under the Distribution Agreement), shall terminate and fully vest in UroGen and UroGen shall have the sole right to use, market, sell and distribute such Collaboration Product(s) throughout the world; and (ii) Baxter shall, at Baxter's cost, use at least commercially reasonable efforts to license or sublicense to UroGen, on a royalty-free (except for royalties payable to third parties, which shall be paid by UroGen), world-wide, and non-exclusive basis, any of Baxter's then existing Intellectual Property Rights to the use of adenoviral vectors for the treatment of blood clotting disorders in humans relating to hemophilia A as have been provided to UroGen prior to termination of Baxter's participation in the Development Work in perpetuity (or in the event of a sublicense of third party Intellectual Property Rights, for the remaining term of Baxter's license from such third party).

     8.2 Composition of Management Board on Cessation: In the event that a Party ceases participation in the Development Work under this Agreement pursuant to Section 8.1 above, such Party's designated members of the Management Board shall be deemed to have resigned from the

Management Board effective with the effective date of such notice and such Party shall have no further right to designate any members of the Management Board or to participate in the management of the Development Work.

     9.   COMPLIANCE WITH REGULATORY REQUIREMENTS.

     9.1 Regulatory Requirements: Except as otherwise provided in this Agreement, and except for those regulatory responsibilities allocated to Baxter pursuant to the Distribution Agreement, UroGen shall be responsible for meeting all regulatory requirements and for obtaining reimbursement pertaining to the manufacturing, marketing, sales, distribution and utilization of the Collaboration Product(s), including such requirements as are necessary for Regulatory Approval, in the United States, Canada, the member nations of the European Union, and Japan. Subject to the terms and conditions of the Distribution Agreement, UroGen's regulatory responsibilities will also be applicable to each country, state, region or locality in which Baxter either markets, sells and distributes or plans to market, sell and distribute the Collaboration Product(s). UroGen's regulatory responsibilities shall include conducting any necessary clinical trials to gather safety and effectiveness data to support marketing applications to FDA or other governmental or quasi-governmental authorities in the United States, Canada, the member nations of the European Union, and Japan, and any other country, state, region or locality where UroGen may be responsible for compliance with such regulatory requirements pursuant to the terms and conditions of the Distribution Agreement. During the term of this Agreement, Baxter's obligations with respect to compliance with regulatory requirements shall be as set forth in Section 6.1 of the Distribution Agreement.

     9.2 Regulatory Actions: During the term of this Agreement, UroGen shall be responsible for all regulatory actions, and Baxter will cooperate and assist UroGen with any regulatory action, pursuant to the terms and conditions set forth in Section 6.2 of the Distribution Agreement.

     10.  BOOKS AND RECORDS.

     10.1 Records: UroGen shall keep full, detailed and accurate books of account of the Development Work in accordance with GAAP, including identifying costs and expenses (including, but not limited to, Approved Expenses) incurred and paid in connection with the Development Work. Books of account maintained by UroGen shall be kept at its principal place of business.

     (a) As soon as available after the end of each calendar month, and in any event within 30 days thereafter, unaudited statements of Funding, cash flow, costs, expenses, Approved Expenses, and operations of the Development Work for such month and for the calendar year to the end of such month, along with an estimate of costs and expenses to be incurred during the following six months, all in reasonable detail and prepared according to GAAP, subject to changes resulting from normal year-end audit adjustments, certified by the chief financial officer of UroGen, and a comparison between the actual financial figures for such monthly accounting period, the comparable figures for the prior calendar year (if any), and the comparable figures included, as applicable, in the then current budget for the Development Work approved by the Management Board for such monthly accounting period, with an explanation of any material differences between them;

     (b) As soon as available after the end of each calendar year, and in any event within 120 days thereafter, audited statements of Funding, cash flow, costs, expenses, Approved Expenses, and operations of the Development Work for such calendar year, setting forth in each case in comparative form the figures for the previous calendar year (if any), all in reasonable detail, accompanied by an unqualified opinion on such financial statements of a firm of independent public accountants of nationally recognized standing selected by the Management Board that such financial statements fairly present the financial position of the Development Work being reported upon at the end of such calendar year and the results of the Development Work's operations and cash flows for such calendar year in conformity with GAAP; and

     (c) With reasonable promptness, such other data, reports and information as from time to time Baxter and/or the Management Board may reasonably request.

     10.2 Retention: Books and records required to be maintained by UroGen hereunder shall be retained for at least three (3) years after the expiration of the Term.

     10.3 Audit: Either Party may audit the books and records of the other for the purpose of determining compliance with the terms of this Agreement. The auditing Party may use independent outside auditors (who may participate fully in such audit). In the event that an audit is proposed with respect to information which the Party to be audited wishes not to disclose to the auditing Party ("Restricted Information"), then on the written demand of the Party to be audited the individuals conducting the audit with respect to the Restricted Information will be limited to the auditing Party's independent auditors. In such event, the Party to be audited shall pay the costs of the independent auditors conducting such audit, but only with respect to that portion of the audit relating to the Restricted Information. Such independent auditors shall enter into an agreement with the Parties hereto, on terms that are agreeable to both Parties hereto, under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit and establishing what information such auditors will be permitted to disclose in reporting the results of any audit of Restricted Information. Any such audit shall be conducted during regular business hours in a manner that does not interfere unreasonably with the operations of the Party to be audited. The audits conducted by any Party under the provisions of this Agreement shall not, in the aggregate, be conducted more than once in any twelve (12) month period unless the next preceding audit disclosed a failure to conform to the terms of this Agreement or unless the facility received a Form FDA-483 in the twelve (12) months following any audit. Subject to the foregoing limitations, any such audit shall be conducted when requested by notice given not less than thirty (30) days prior to the commencement of the audit.

     11. REPRESENTATIONS AND INDEMNITIES. For the purposes of this Agreement, the following respective representations of the Parties set forth in Sections
11.1 and 11.3 below shall be
deemed to be made as of the date of this Agreement and shall be deemed to be remade as of the date of each and every Funding hereunder:

     11.1  UroGen Representations:  UroGen represents and warrants that:

     (a) UroGen is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. UroGen has the corporate power and authority to execute, deliver and perform this Agreement;

     (b) The execution, delivery and performance by UroGen of this Agreement has been duly authorized by all requisite corporate action and will not violate any provision of law applicable to, any order of any court or other agency of government applicable to, or the articles/certificate of incorporation or the by-laws of, UroGen. This Agreement has been duly executed and delivered by UroGen and constitutes its legal, valid and binding obligation, enforceable against UroGen in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles relating to creditors rights generally and by general principles of equity, regardless of whether considered at law or in equity;

     (c) Neither the execution and delivery of this Agreement, nor the performance of the obligations of UroGen hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture or order of any court of competent jurisdiction binding upon UroGen or upon the property of UroGen;

     (d) It is party to no contract materially adverse to the obligations undertaken and rights granted in this Agreement;

     (e) The execution of this Agreement and delivery of this Agreement to Baxter and the performance of its terms does not conflict with the terms of any agreement to which UroGen is bound;

     (f) UroGen has no current agreements with other parties for the development of the Collaboration Product(s); and

     (g)  Except as disclosed in Schedule 3.7(F) or Schedule 3.7(G) of the Asset
                                 ---------------    ---------------
Purchase Agreement, and except for the Biologics, (i) UroGen is not aware that there now exists any use, by a third party, of any Intellectual Property which violates any Intellectual Property Right of UroGen in the UroGen Intellectual Property; (ii) to UroGen's knowledge, no infringement of any material Intellectual Property Right of any other person or entity has occurred or results in any way from the use, manufacture and sale of the UroGen Intellectual Property or Collaboration Products; and (iii) no claim of any infringement by UroGen of any material Intellectual Property Right of any other person or entity has been made, asserted or threatened in writing against UroGen relating to any of the UroGen Intellectual Property. UroGen makes no representation or warranty with respect to the infringement of third party Intellectual Property Rights by the Biologics.

     11.2 UroGen Indemnification -- Representations And Warranties: UroGen shall indemnify Baxter for, and hold it harmless from, any liability, loss, expense or cost (including attorney's fees) incurred by, or any claim or judgement against, Baxter as a result of any breach by UroGen of any of the foregoing representations and warranties. In addition, UroGen shall, during the term of this Agreement, indemnify Baxter pursuant to the terms and conditions of
Section 12 of the Distribution Agreement.

     11.3 Baxter Representations: Baxter represents and warrants to UroGen that as of the date of this Agreement:

     (a) Baxter is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Baxter has the corporate power and authority to execute, deliver and perform this Agreement;

     (b) The execution, delivery and performance by Baxter of this Agreement has been duly authorized by all requisite corporate action and will not violate any provision of law applicable to, any order of any court or other agency of government applicable to, or the articles/certificate of incorporation or the by-laws of, Baxter. This Agreement has been duly executed and delivered by Baxter and constitutes its legal, valid and binding obligation, enforceable against Baxter in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles relating to creditors rights generally and by general principles of equity, regardless of whether considered at law or in equity;

     (c) Neither the execution and delivery of this Agreement, nor the performance of the obligations of Baxter hereunder shall result in a violation, breach or event of default (or any event or condition which with notice or the passage of time or both would constitute an event of default) of or with respect to any agreement, mortgage, indenture, or order of any court of competent jurisdiction binding upon Baxter or upon the property of Baxter;

     (d) It is party to no contract materially adverse to the obligations undertaken in this Agreement;

     (e) The execution of this Agreement and delivery of this Agreement to UroGen and the performance of its terms does not conflict with the terms of any agreement to which Baxter is bound; and

     (f) Baxter has no current agreements with other parties for the development of the Collaboration Product(s).

     11.4 Baxter Indemnification -- Representations And Warranties: Baxter shall indemnify UroGen for, and hold it harmless from, any liability, loss, expense or cost (including attorney's fees) incurred by, or any claim or judgement against, UroGen as a result of a breach by Baxter of the foregoing representations and warranties.

     12.   INFRINGEMENT.

     12.1 Defense Of Third Party Infringement Suits: In the event that a third party shall sue either Party alleging that the manufacture, use or sale of Collaboration Product(s), or any part thereof, infringes a patent of such third party, then UroGen shall control the defense and bear the costs and expenses of such suit (in such event, UroGen shall be the "Controlling Party"); provided,
                                                                    --------
however, that in the event that UroGen, for whatever reason, fails to defend any
-------
such third party suit, Baxter shall have the right to assume control of the defense and bear the costs and expenses of such suit (in such event, Baxter shall be the "Controlling Party"). Either Party shall have the right, in the event that it is not the Controlling Party, to participate at its own expense in the defense of any such action with counsel of its own selection. The Controlling Party will consult with the Management Board with respect to all material decisions and actions taken by the Controlling Party in connection with any such suit (to the extent possible, prior to making or taking any such decisions or actions) and the other Party shall provide reasonable cooperation in the defense of such suit and furnish all evidence in its control (at the Controlling Party's expense based on the other Party's Fully Loaded Cost therefor). The Controlling Party shall not enter into any settlement that materially affects the other Party's rights or interests under this Agreement, the Distribution Agreement or otherwise without the other Party's prior written consent, which consent shall not be unreasonably withheld.

     12.2 Third Party Royalty Expenses: If the Management Board shall approve the payment to a third-party of royalty payments with respect to any license relating to the development of the Collaboration Product(s) or any portion thereof, then such royalty payments shall be paid by UroGen and included in the determination of UroGen's Fully Loaded Costs with respect to the development of the Collaboration Product(s) or any portion thereof.

     12.3 Suits For Infringement By Others: In the event Baxter or UroGen becomes aware of any actual or threatened infringement by a third party of the UroGen Intellectual Property, that Party shall promptly notify the Management Board and the Management Board shall determine the most appropriate action to take. Baxter will cooperate with UroGen in pursuing or otherwise resolving each charge of infringement. UroGen will bear all costs and expenses of pursuing any claims of infringement, including attorneys fees in connection with any such suit. In the event that UroGen, for whatever reason, fails to pursue any actual or threatened infringement by a third party of the UroGen Intellectual Property, Baxter shall have the right (but not the obligation) to pursue such claims of infringement at UroGen's expense based on Baxter's Fully Loaded Cost therefor. Either Party shall have the right, in the event that it is not the Party controlling such infringement action, to participate at its own expense in any such suit with counsel of its own selection. Any award of damages or other recovery attributable to the infringement of the UroGen Intellectual Property shall be retained by UroGen. The Party controlling such suit for infringement shall not enter into any settlement that materially affects the other Party's rights or interests under this Agreement, the Distribution Agreement or otherwise without the other Party's prior written consent, which consent shall not be unreasonably withheld.

     13. FOREIGN CURRENCY CONVERSION. Where calculations of a Party's Fully Loaded Cost relate to currency other than United States dollars, all such calculations shall be made pursuant to Baxter's then current accounting policies and practices, as consistently applied.

     14. WITHHOLDING TAXES. Where required to do so by applicable law, Baxter shall withhold taxes required to be paid to a taxing authority on account of any payments to UroGen hereunder, and Baxter shall furnish UroGen with satisfactory evidence of such withholding and payment in order to permit UroGen to obtain a tax credit or other such relief as may be available under applicable laws. Baxter shall cooperate with UroGen in obtaining exemption from withholding taxes wherever available under applicable law.

     15. FORCE MAJEURE. Neither Party to this Agreement shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, strikes and labor disputes, acts of war, civil unrest or intervention of any governmental authority, but any such delay or failure shall be remedied by such Party as soon as is reasonably possible.

     16. LIMITATION OF LIABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE), OR OTHERWISE, SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR LIQUIDATED DAMAGES OR LOST PROFITS UNDER THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF, EXCEPT WHERE DAMAGES ARE AWARDED TO A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

     17. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental authority, or any agency or political subdivision thereof, UroGen shall assume all legal obligations to do so, except where (i) the failure to obtain approval or registration shall not
    ------------
adversely affect the material rights and/or obligations of UroGen and/or Baxter with respect to this Agreement or any associated transaction, and (ii) the
                                                              ---
failure to obtain approval or registration shall not result in any liability or culpability of Baxter under, or with respect to the violation of, any applicable law.

     18. NOTICES. All notices required under this Agreement shall be in writing, and all such notices and other written communications (including purchase orders) shall be delivered either by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand, by a nationally recognized overnight delivery service (with delivery charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two (2) days of facsimile transmission), addressed to each Party as follows:

If to Baxter,
such notices shall be delivered to:   Baxter Healthcare Corporation
                                      1627 Lake Cook Road
                                      Deerfield, Illinois  60015
                                      Attention:  President - Venture Management
                                      Associate General Counsel
                                      Facsimile:    847-940-6271

If to UroGen,
such notices shall be delivered to:   UroGen Corp.
                                      10835 Altman Row, Suite A
                                      San Diego, California  92121
                                      Attention:    President
                                      Facsimile:    619-642-9173

or such other address as any such Party may designate in writing and delivered to the other Party hereto pursuant to this Section 18. All such notices or other written communications shall be deemed to have been received by the addressee if delivered by: hand or by a nationally recognized overnight delivery service (with delivery charges prepaid) at the time of delivery; by first class, registered or certified United States mail (postage prepaid), three
(3) business days after delivery thereof to the United States Postal Service; or by facsimile transmission, at the time of transmission.

     19. CHOICE OF LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without application of conflicts of law principles, and, subject to Section 27 below, each Party hereby submits to the jurisdiction and venue of any state or federal court in the State of California. To the extent permissible by law, each of the Parties hereby waives, releases and agrees not to assert, and agrees to cause its Affiliates to waive, release and not assert, any rights such Party or its Affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by California law.

     20. PROVISIONS CONTRARY TO LAW/SEVERABILITY. In performing this Agreement, the Parties hereto shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any applicable law, the applicable law shall prevail. In the event any provision of this Agreement conflicts with any applicable law or is otherwise determined by an arbitrator or court having valid jurisdiction thereof to be unenforceable, the affected provision of this Agreement shall be deemed to have been modified to the extent necessary so as not to conflict with the applicable law or to be unenforceable or, if such modification is not possible, such provision shall be deemed to have been deleted here from, without affecting, impairing or invalidating the remaining provisions of this Agreement.

     21. ENTIRE AGREEMENT. This Agreement, together with any schedules attached hereto, constitutes the entire agreement between the Parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this Agreement.

     22. WAIVERS AND MODIFICATIONS. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing signed by the Party to be bound by such waiver, modification, release or amendment.

     23. ASSIGNMENT. UroGen may not assign its rights or obligations under this Agreement without the prior written consent of Baxter, unless such assignment occurs in connection with a Change of Control of UroGen and the assignee assumes all of the duties and obligations of UroGen under this Agreement and the Distribution Agreement. Baxter may assign its rights and obligations hereunder to any Affiliate of Baxter without prior notice to or consent of UroGen. No Party hereto may assign any of its rights or obligations under this Agreement, unless and to the extent expressly permitted by this
Section 23. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties' permitted successors and assigns.

     24. INDEPENDENT PARTIES. By virtue of this Agreement, neither Party constitutes the other as its agent (except as may otherwise be expressly provided herein), partner, joint venturer, or legal representative and neither Party has express or implied authority to bind the other in any manner whatsoever.

     25. DISBURSEMENTS. Unless otherwise agreed between the Parties, all disbursements from one Party to another under this Agreement shall be paid on or before the due date by wire transfer to the bank account specified in writing by the Party receiving the disbursement.

     26. COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument.

     27.   DISPUTE RESOLUTION.

     27.1 Provisional Remedies: The procedures specified in this Section 27 shall be the sole and exclusive procedures for the resolution of Deadlocks and Disputes; provided, however, that a
          --------  -------

Party, without prejudice to these procedures, may seek a preliminary injunction or other provisional relief with respect to a Dispute if, in its sole judgment, such action is deemed necessary to avoid irreparable damage or to preserve the status quo. During such action, the Parties will continue to participate in good faith in the procedures specified in this Section 27.

     27.2 Negotiations Between Executives: Within ten (10) days of the occurrence of a Deadlock or delivery of a written notice by one Party to the other Party of a Dispute, the Parties will cause, respectively, an executive officer of UroGen designated by UroGen and an executive of Baxter designated by Baxter, to meet and by good faith negotiations attempt to resolve such Deadlock or Dispute. In the event that the Parties fail to resolve a Deadlock pursuant to this Section 27.2 within thirty (30) days of the occurrence of the Deadlock, the final decision with respect to the Deadlock shall be made solely by UroGen reasonably taking into account the interests of both Parties. In the event that the Parties fail to resolve a Dispute pursuant to this Section 27.2 within thirty (30) days after one Party delivering written notice of the Dispute to the other Party, the Dispute shall be submitted to and shall be resolved by arbitration pursuant to Section 27.3 below.

     27.3 Arbitration: In the event that a Dispute is not resolved between the Parties pursuant to the procedures of, and time periods specified in, Section
27.2 above, such Dispute shall be finally settled by arbitration administered by JAMS/Endispute in accordance with the provisions of its Comprehensive Arbitration Rules and Procedures and the United States Federal Arbitration Act, as modified below:

     (a) The arbitration shall be heard by a panel of three (3) independent and impartial arbitrators, all of whom shall be selected from a list of neutral arbitrators supplied by JAMS/Endispute. From such list, each of Baxter and UroGen shall select one (1) arbitrator, and the arbitrators so selected shall select a third. The panel shall designate one (1) among them to serve as chair.

     (b) The arbitration proceedings shall be conducted: (a) if notice demanding arbitration is delivered by UroGen to Baxter, in Cook County, Illinois, or (b) if notice demanding arbitration is delivered by Baxter to UroGen, in San Diego County, California.

     (c) Any Party may seek interim or provisional remedies under the Federal Rules of Civil Procedure and the United States Federal Arbitration Act as necessary to protect the rights or property of the Party pending the decision of the arbitrators.

     (d) The Parties shall allow and participate in limited discovery for the production of documents and taking of depositions, which shall be conducted in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS/Endispute. All discovery shall be completed within sixty (60) days following the filing of the answer or other responsive pleading.
     Unresolved discovery disputes shall be brought to the attention of the chair of the arbitration panel and may be disposed of by the chair.

     (e) Each Party shall have up to fifty (50) hours to present evidence and argument in a hearing before the panel of arbitrators provided that the
                                                           --------
     chair of the panel of arbitrators may establish such longer times for presentations as the chair deems appropriate.

     (f) The arbitration award shall be rendered by the arbitrators within fifteen (15) business days after conclusion of the hearing of the matter, shall be in writing and shall specify the factual and legal basis for the award. Judgment thereon may be entered in any court having jurisdiction thereof.

     (g) The arbitrators are empowered to order money damages in compensation for a Party's actual damages, specific performance or other appropriate relief to cure a breach; provided, however, that the arbitrators will have
                              --------  -------
     no authority to award special, punitive or exemplary damages, or other money damages that are not measured by the prevailing Party's actual damages.

     27.4 Performance During Dispute: Subject to Sections 2 and 8.1 above, each Party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be commercially impossible or impractical under the circumstances.

     27.5 Costs of Arbitration: The Party which is found to have been more at fault in a dispute arbitrated under this Section 27 shall be responsible for paying the costs and expenses, including reasonable attorney's fees, which the other Party has incurred in such arbitration.

     28. RULES OF CONSTRUCTION. In this Agreement, unless a clear contrary intention appears:

     (a)   The singular number includes the plural number and vice versa;

     (b) Reference to any Party includes such Party's permitted successors and assigns;

     (c)   Reference to any gender includes the other gender;

     (d) Reference to any Section, Exhibit or Schedule means such section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as the case may be, and references in any section or definition to any clause means such clause of such section or definition;

     (e) "Herein," "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision of this Agreement;

     (f) "Including" (and with the correlative meaning "include") means including without limiting the generality of any description preceding such term;

     (g) Relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including";

     (h) Reference to any law (including statutes and ordinances) means such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

     (i) Accounting terms used herein shall have the meanings historically attributed to them by GAAP;

     (j) In the event of any conflict between any of the provisions of the body of this Agreement and any exhibit or schedule hereto, the provisions of the body of this Agreement shall control;

     (k) The headings contained in this Agreement have been inserted for convenience of reference only, and are not to be used in construing this Agreement; and

     (l) Any rule of construction or interpretation which might otherwise require this Agreement to be construed or interpreted against either Party shall not apply to any construction or interpretation hereof.

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first set forth above.


BAXTER HEALTHCARE CORPORATION                UROGEN CORP.


By: /s/ Victor W. Schmitt                 By: /s/ Paul D. Quadros
    --------------------------------          --------------------------------
Name:  Victor W. Schmitt                  Name:  Paul D. Quadros
Title: President, Venture Management      Title: President and Chief Executive
                                                  Officer

                                   EXHIBIT A
                                   ---------

     EXAMPLE OF THE OPERATION OF THE FORMULAE IN SECTIONS 3.5(C)(I) THROUGH
                                   3.5(C)(IV)

ILLUSTRATION 1:  For the purposes of this illustration, assume that:

     .    The Baxter Funding Period begins at 12:01 am on January 1, 1999;

     . In Year 1 of the Baxter Funding Period (year end 1999), UroGen requests funding equal to budgeted Approved Expenses for Year 1 and Baxter pays full amount of request ($[ * ]);

     . In Year 2 of the Baxter Funding Period (year end 2000), UroGen requests $[ * ], $[ * ] less than the budgeted Approved Expenses for Year 2 ($[ * ]) and Baxter pays full amount of request;

     . In Year 3 of the Baxter Funding Period (year end 2001), UroGen requests $[ * ] in funding, $[ * ] in excess of budgeted Approved Expenses for Year 3 ($[ * ]), and Baxter pays $[ * ] (electing to pay the excess under Section 3.5(c)(iii));

     . In Year 4 of the Baxter Funding Period (year end 2002), UroGen requests $[ * ] in funding, $[ * ] in excess of budgeted Approved Expenses for Year 4 ($[ * ]), and Baxter only pays $[ * ] (electing not to pay the excess) and UroGen pays $[ * ] (electing to pay the excess under Section 3.5(c)(iii));

     . In Year 5 of the Baxter Funding Period (year end 2003), UroGen requests funding equal to budgeted Approved Expenses for Year 5 ($[ * ]) and Baxter pays only $[ * ] ($[ * ] less than amount requested);

     .    The Baxter Funding Period terminates at midnight on December 31,
          2003;

     .    The UroGen Funding Period begins at 12:01 am on January 1, 2004;

     . In Year 1 of the UroGen Funding Period (year end 2004), UroGen funds full amount of budgeted Approved Expenses for Year 1 ($[ * ]);

     . In Year 2 of the UroGen Funding Period (year end 2005), UroGen funds $[ * ], $[ * ] less than the budgeted Approved Expenses for Year 2 ($[ * ]);

     . In Year 3 of the UroGen Funding Period (year end 2006), Baxter proposes $[ * ] in funding, $[ * ] in excess of budgeted Approved Expenses for Year 3 ($[ * ]), UroGen declines to pay the excess and Baxter elects to pay, and pays, the $[ * ] excess under Section 3.5(c)(iii));

     .    The UroGen Funding Period terminates at midnight on December 31,
          2006.

Accordingly, the Adjusted Interests of Baxter and UroGen as of the end of each year of the Baxter Funding Period and as of the end of each year of the UroGen Funding Period will be as follows:

--------------------------------------------------------------------------------------------------------
                                               ILLUSTRATION 1
--------------------------------------------------------------------------------------------------------
TIME PERIOD                CALCULATION OF      BAXTER ADJUSTED       CALCULATION OF      UROGEN ADJUSTED
                          BAXTER ADJUSTED         INTEREST          UROGEN ADJUSTED         INTEREST
                             INTEREST                                  INTEREST
--------------------------------------------------------------------------------------------------------
END OF YEAR 1 OF       (([ * ] / [ * ]) x      [ * ]%              100% - [ * ]%         [ * ]%
 BAXTER FUNDING        [ * ]) x 100
 PERIOD
--------------------------------------------------------------------------------------------------------
END OF YEAR 2 OF       (([ * ] / [ * ]/1/)x    [ * ]%              100% - [ * ]%         [ * ]%
 BAXTER FUNDING        [ * ]) x [ * ]
 PERIOD
--------------------------------------------------------------------------------------------------------
END OF YEAR 3 OF       (([ * ] / [ * ]) x      [ * ]%              100% - [ * ]%         [ * ]%
 BAXTER FUNDING        [ * ]) x 100
 PERIOD
--------------------------------------------------------------------------------------------------------
END OF YEAR 4 OF       (([ * ] / [ * ]/2/)x    [ * ]%              100% - [ * ]%         [ * ]%
BAXTER FUNDING         [ * ]) x [ * ]
PERIOD
--------------------------------------------------------------------------------------------------------
END OF YEAR 5 OF       (([ * ] / [ * ]) x      [  * ]%             100% - [ * ]%         [ * ]%
BAXTER FUNDING         [ * ]) x 100
PERIOD
--------------------------------------------------------------------------------------------------------
FINAL FIXED                                    [ * ]%                                    [ * ]%
ADJUSTED INTERESTS
AT END OF BAXTER
FUNDING PERIOD
--------------------------------------------------------------------------------------------------------
END OF YEAR 1 OF       [ * ]% - [ * ]%         [ * ]%              (([ * ] / [ * ]) x    [ * ]%
UROGEN FUNDING                                                     [ * ]) x 100
PERIOD
--------------------------------------------------------------------------------------------------------
END OF YEAR 2 OF       [ * ]% - [ * ]%         [ * ]%              (([ * ] / [ * ]) x    [ * ]%
UROGEN FUNDING                                                     [ * ]) x 100
PERIOD
--------------------------------------------------------------------------------------------------------
END OF YEAR 3 OF       [ * ]% - [ * ]%         [ * ]%              (([ * ] / [ * ]/3/)x  [ * ]%
UROGEN FUNDING                                                     [ * ]) x 100
PERIOD
--------------------------------------------------------------------------------------------------------

__________________
     /1/    See first sentence of final paragraph of Section 3.5(c)(i).

     /2/ Pursuant to Section 3.5(c)(iii), for the purposes of the calculation under Section 3.5(c)(i) UroGen's payment of the $[ *] in excess of Approved Expenses is treated as part of the accumulated Approved Expenses.

     /3/ Pursuant to Section 3.5(c)(iii), for the purposes of the calculation under Section 3.5(c)(ii) Baxter's payment of the $[ * ] in excess of Approved Expenses is treated as part of the accumulated Approved Expenses.

--------------------------------------------------------------------------------------------------------
                                               ILLUSTRATION 1
--------------------------------------------------------------------------------------------------------
TIME PERIOD                CALCULATION OF      BAXTER ADJUSTED       CALCULATION OF      UROGEN ADJUSTED
                          BAXTER ADJUSTED         INTEREST          UROGEN ADJUSTED         INTEREST
                             INTEREST                                  INTEREST
--------------------------------------------------------------------------------------------------------
FINAL FIXED                                    [ * ]%                                    [ * ]%
ADJUSTED INTERESTS
AT END OF UROGEN
FUNDING PERIOD
--------------------------------------------------------------------------------------------------------

ILLUSTRATION 2: For the purposes of this illustration, assume that the facts are the same as in Illustration 1 above except that the Agreement terminates on the License Termination Date pursuant to Section 8.1 of the Agreement at the end of Year 3 of the Baxter Funding Period - thereafter Baxter's Adjusted Interest and UroGen's Adjusted Interest will remain fixed at [ * ]% and [ * ]% respectively pursuant to the last paragraph of Section 3.5(c)(ii).

ILLUSTRATION 3: For the purposes of this illustration, assume that the facts are the same as in Illustration 1 above except that in Year 3 of the Baxter Funding Period a Change of Control occurs with respect to UroGen - thereupon Baxter's Adjusted Interest and UroGen's Adjusted Interest will become fixed at
[ * ]% and [ * ]% respectively pursuant to Section 3.5(c)(iv), the Baxter Funding Period will terminate, the UroGen Funding Period will commence, and each of Baxter's Adjusted Interest and UroGen's Adjusted Interest will thereafter be adjusted pursuant to Section 3.5(c)(ii).

                                   EXHIBIT B
                                   ---------

                           CONFIDENTIALITY AGREEMENT

                              Please see attached.